Exhibit 2.3

AMENDMENT NO. 2 TO AGREEMENT AND PLAN OF MERGER

AMENDMENT NO. 2, dated as of July 1, 2004 (this “Amendment”), to the Agreement and Plan of Merger, dated as of May 18, 2004 (as amended, the “Merger Agreement”), by and among Cardinal Health, Inc., an Ohio corporation (“Cardinal Health”), Blue Merger Corp., a Delaware corporation and a wholly owned subsidiary of Cardinal Health (“Subcorp”), and ALARIS Medical Systems, Inc., a Delaware corporation (“ALARIS”). Capitalized terms not otherwise defined herein have the respective meanings set forth in the Merger Agreement.

W I T N E S S E T H :

WHEREAS, Cardinal Health, Subcorp and ALARIS, following completion of the Offer, desire to amend the Merger Agreement, in accordance with Section 8.3 thereof, to reflect the agreement of the parties to modify Sections 2.2 and 3.3(a) thereof.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.	Amendment to Section 2.2 of the Merger Agreement. Section 2.2 of the Merger Agreement is hereby amended by deleting the words “but in no event later than three business days” in the third sentence thereof and replacing them with the words “but in no event later than seven business days”.

2.	Amendment to Section 3.3(a) of the Merger Agreement. Section 3.3(a) of the Merger Agreement is hereby amended by deleting the words “the last five trading days immediately prior to the Effective Time (such ratio, the “Conversion Ratio”)” in clause (i) of the first sentence thereof and replacing them with the words “either the last five trading days immediately prior to the Effective Time or the last two trading days immediately prior to the Closing Date whichever is more favorable to the ALARIS stock option holder (such ratio, the “Conversion Ratio”)”.

3.	Miscellaneous.

(a)	From and after the date hereof, all references in the Merger Agreement to “this Agreement” shall be deemed to mean the Merger Agreement as amended by Amendment No. 1, dated as of June 14, 2004, by and among the parties hereto (“Amendment No. 1”) and this Amendment, but references to “the date of this Agreement” in the Merger Agreement, as amended by Amendment No. 1 and this Amendment, shall be deemed to be May 18, 2004.

(b)	Each party to this Amendment hereby represents that it has all requisite corporate power and authority to enter into and deliver this Amendment, to perform its obligations under the Amendment, and to consummate the transactions contemplated by this Amendment; that the execution and delivery of this Amendment and the consummation of the transactions contemplated by this Amendment by such party, as the case may be, have been duly authorized by all necessary corporate action on the part of such party; and that this Amendment has been duly executed and delivered by such party and constitutes the legal, valid and binding obligation of such party enforceable against such party in accordance with its terms.

(c)	The section headings in this Amendment are intended solely for convenience and shall be given no effect in the construction and interpretation hereof.

(d)	This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without regard to the principles of conflicts of laws thereof. All actions and proceedings arising out of or relating to this Amendment shall be heard and determined in any state or federal court sitting in the State of Delaware.

(e)	This Amendment may be executed in counterparts, which together shall constitute one and the same Amendment. The Parties to this Amendment may execute more than one copy of this Amendment, each of which shall constitute an original.

IN WITNESS WHEREOF, Cardinal Health, Subcorp and ALARIS have executed this Amendment No. 2 to the Merger Agreement or caused this Amendment No. 2 to the Merger Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

CARDINAL HEALTH, INC.

By	/s/ Brendan A. Ford
Name:	Brendan A. Ford
Title:	EVP – Corporate Development

BLUE MERGER CORP.

By	/s/ Brendan A. Ford
Name:	Brendan A. Ford
Title:	EVP – Corporate Development

ALARIS MEDICAL SYSTEMS, INC.

By	/s/ David Schlotterbeck
Name:	David Schlotterbeck
Title:	President & CEO